                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


               AGREEMENT made as of this 1st day of August, 1994, by and between L.A. GEAR, INC., a California corporation (the "Company"), and Christopher M. Walsh (the "Employee").

               WHEREAS, the Company desires to retain the exclusive services of Employee and Employee desires to be employed by the Company for the term of this Agreement;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

               1.    Duties.

                     (a)     The Employee shall serve as Senior Vice President
- - - Operations of the Company or such other position as may be agreed between the
Employee and the Company, and shall perform such duties, services and responsibilities as are consistent with such positions.  The Employee's duties, services and responsibilities will be performed under the overall supervision of the President of the Company and consistent with the policies of the Board of Directors of the Company (the "Board of Directors").  The Employee shall not be required to relocate to any place outside of the United States.

                     (b) During the Employment Term, the Employee shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board of Directors, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company.

               2. Term. The term of employment of the Employee hereunder shall commence as of the date hereof and shall continue in full force and effect until November 30, 1996, unless earlier terminated as provided herein (the "Employment Term"). The term of this Agreement shall be coincident with the Employment Term.

               3. Compensation. In consideration of the performance by the Employee of the Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company or any of its subsidiaries, or otherwise), the Company will during the Employment Term pay the Employee a salary (the "Salary") at an annual rate of not less than $220,000.

               It is anticipated that the Company will adopt for fiscal years beginning after November 30, 1993 a management bonus plan based on excess return on capital ("EVA Bonus Plan"). During the Term, Employee will be eligible to participate in the EVA Bonus Plan adopted by the Company. To the extent Employee was employed by the Company hereunder for not less than six months during a fiscal year and Employee's employment is terminated during such fiscal year, the Company, in its sole discretion, may pay the Employee a cash bonus in an amount to be determined by the Board of Directors.
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               The Company will reimburse the Employee for reasonable
out-of-pocket moving costs and expenses, in accordance with the Company's relocation policy, incurred by the Employee incident to moving the personal property of the Employee and his immediate family from their present home to a new residence located in the Los Angeles, California greater metropolitan area (the "Relocation") and for reasonable and customary real estate brokerage commissions incurred by Employee upon the sale of Employee's current primary residence in Boston, Massachusetts, in an amount not to exceed $18,686.85 ($15,000.00 of which Employee acknowledges has been advanced to Employee by the Company), upon receipt of appropriate accounting therefor, in accordance with the usual practices of the Company.

               The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Salary, and all bonuses or other forms of compensation paid to the Employee hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided hereunder.

               In addition to the payment of Salary, the Employee shall be entitled to participate in any employee benefit plans then in effect for similarly situated employees to the extent the Employee meets the eligibility requirements for any such plan; provided, however, that nothing in this paragraph shall require the Company to provide health or medical insurance benefits to the Employee or any dependent of the Employee with respect to any condition existing prior to the commencement of the Employee's employment by the Company pursuant to the Prior Employment Agreement (as defined below), except as covered by the Company's health and medical insurance plans sponsored for employees in general.

               The Employee shall be entitled to three weeks vacation (in addition to the usual national holidays) per year, which vacation shall be accrued ratably during each year during which the Employee serves hereunder, subject to the limitations set forth in this paragraph. Any accrued but unused vacation may be carried forward into subsequent years; provided, however that accrued but unused vacation available to the Employee may not, at any time, exceed a total of six weeks. Vacation shall not be earned at any time that accrued but unused vacation totals six weeks and shall not resume to be earned until accrued but unused vacation again declines below six weeks. Such vacation shall be taken at such time or times as may be agreed between the Employee and the Company.

               If (i) the Employee is absent from work for 180 calendar days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for a total of 180 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall not be obligated to pay the Employee any compensation (Salary or bonus) for any period in excess of such 180 days; furthermore, any such payments shall be reduced by any amount the Employee is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law.




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               4.    Termination.

                     (a) Except as otherwise provided in this Agreement, the employment of Employee hereunder and the Employment Term shall terminate upon the earliest to occur of the dates specified below:

                             (i)     the close of business on the date of
expiration of the Employment Term;

                             (ii)    the close of business on the date of the
Employee's death;

                             (iii)   the close of business on the day on which
the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment for "Cause" (as defined in Section 4(c) hereof);

                             (iv)    the close of business on the day on which
the Company shall have delivered to the Employee a written notice of the Company's election to terminate his employment because of Disability;

                             (v)     the close of business on the day following
the date on which the Board of Directors shall have adopted a resolution terminating the employment of the Employee hereunder and such termination is not for death, Cause or Disability; or

                             (vi)    the close of business on an early
termination date mutually agreed to in writing by the Company and the Employee.

                     (b) Any purported termination by the Company or by the Employee pursuant to Section 4(a) hereof shall be communicated by written "Notice of Termination" to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.

                     (c) For purposes of this Agreement, termination of employment for "Cause" shall mean termination based on (i) the Employee's breach of this Agreement, (ii) conviction of the Employee for (x) any crime constituting a felony in the jurisdiction in which committed, (y) any crime involving moral turpitude (whether or not a felony), or (z) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony), (iii) substance abuse by the Employee, (iv) the failure or refusal of the Employee to follow the lawful and proper directives of the Board of Directors (or of any superior officer of the Company having direct supervisory authority over the Employee), or (v) willful malfeasance or gross misconduct by the Employee which discredits or damages the Company.





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                     (d)  In the event of termination of this Agreement, for
whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other relationship with the Company, whether such matters are business-related, legal or otherwise.
The Company agrees to reimburse the Employee for the Employee's reasonable travel expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

               5. Termination Payments. If the Employee's employment with the Company terminates for whatever reason, the Company will pay the Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. Subject to the last sentence of the following paragraph, if the Employee's employment with the Company terminates pursuant to
Section 4(a)(v), the Company will continue to pay the Employee an amount equal to the Employee's Salary (at the salary rate in effect on the date of termination of the Employee's employment hereunder) for the remainder of the term of this Agreement.

               Except as otherwise provided in any stock option agreement between the Company and the Employee in effect at the time of the termination of the Employee's employment, the foregoing payments upon termination shall constitute the exclusive payments due the Employee upon termination under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment. The Employee shall not be required to mitigate the foregoing amounts payable upon termination of this Agreement by seeking other employment or otherwise; provided, however, that the foregoing payments shall be reduced or mitigated by virtue of any cash compensation (including any deferred portion thereof) received or earned by the Employee from any other employer, or from personal services rendered by the Employee to a third party as an independent contractor, during the period commencing on the date of termination of this Agreement and ending on the date on which the Employment Term had been scheduled to expire.

               6.    Employee Covenants.

                     (a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee's position with the Company, the Employee will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Employee's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Employee prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of the provisions of this
Section 6(a), the Employee agrees that during the Employment Term and thereafter the Employee will keep such information confidential and not disclose such





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information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

                     (b) Inventions. (i) The Employee agrees that any and all inventions, discoveries, improvements, processes, business application software, patents, copyrights and trademarks made, developed, discovered or acquired by him during the Employment Term, solely or jointly with others or otherwise and which relate to the business of the Company and all knowledge possessed by the Employee relating thereto (collectively, the "Inventions"), shall be fully and promptly disclosed to the Board of Directors and to such person or persons as the Board of Directors shall direct and shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof. The Employee agrees that he will at all times keep all of the same secret from everyone except the Company and such persons as the Board of Directors may from time to time direct. The Employee shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Employment Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications or the acquisition of letters patent.

                          (ii)  Reference is hereby made to Appendix A to this
Agreement reprinting the text of Sections 2870 through 2872 of the California Labor Code. Execution of this Agreement by the Employee shall confirm that the Employee has received and read such Appendix A. The provisions of this Section 6(b) shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

                     (c) Non-competition. By and in consideration of the Company's entering into this Agreement and the Salary and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee agrees that the Employee will not, during the Employment Term, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in the design and marketing of athletic and casual footwear and/or related apparel products and accessories. The prohibition of this clause (c) shall not be deemed to prevent Employee from owning 2% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.





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                     (d)  Non-solicitation.  During the Employment Term and for a period of one year thereafter, the Employee shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Employment Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

                     (e) Remedies. The Employee agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

               The provisions of subsections (a), (b), (d) and (e) of this
Section 6 shall survive any termination of this Agreement and the Employment Term. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

                     (f) "Company". For the purposes of this Section 6 only, the term "Company" shall mean, collectively, L.A. Gear, Inc., a California corporation, and its successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

               7. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

               If to the Company:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  President





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               With a copy to:

               L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405
               Attention:  Legal Dept. - Office of General Counsel

               If to the Employee:

               Christopher M. Walsh
               c/o L.A. Gear, Inc.
               2850 Ocean Park Boulevard
               Santa Monica, California 90405

by registered or certified mail, postage prepaid, return receipt requested.

               8. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

               9. Prior Employment Agreement. Upon the execution of this Agreement by each of the Employee and the Company, except as provided below the Employment Agreement, dated as of November 22, 1991 (the "Prior Employment Agreement"), by and between the Company and the Employee, are hereby terminated, effective as of the date hereof, and of no further force and effect. Notwithstanding anything to the contrary in the foregoing, Section 6 of the Prior Employment Agreement shall remain in full force and effect and shall survive the termination of the other provisions of the Prior Employment Agreement pursuant to this Section 9.

               10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

               11. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.





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               12.   Governing Law.  This Agreement shall be governed by and
construed in accordance with the internal laws of the State of California, without reference to the principles of conflict of laws.

               13. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

               14. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

               15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, as of the day and year first above written.

                                       L.A. GEAR, INC.



                                       By:     /s/ William L. Benford
                                               ----------------------
                                       Title:  President and Chief
                                               Operating Officer


                                               /s/ Christopher M. Walsh
                                               ------------------------
                                               Christopher M. Walsh
                                               (Employee)





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                                                                      Appendix A


                            NOTIFICATION TO EMPLOYEE


         Set forth below is the text of Sections 2870, 2871 and 2872 of the California Labor Code, as published in West's Ann. Cal.Labor Code (1989) and West's Ann. Cal.Labor Code (1994 Supp.):

Section  2870.   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                 (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871. CONDITIONS OF EMPLOYMENT OR CONTINUED EMPLOYMENT; DISCLOSURE IF INVENTIONS

         No employer shall require a provision made void and unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section  2872.   NOTICE TO EMPLOYEE; BURDEN OF PROOF

         If an employee agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a





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written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.





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